Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Nitrogen Announces Results for the First Quarter of 2012; Issues New Guidance for 2012

LOS ANGELES, CA (May 11, 2012) – Rentech Nitrogen Partners, L.P. (NYSE: RNF), which manufactures and sells nitrogen fertilizer products including ammonia, urea ammonia nitrate solution (UAN) and liquid and granular urea in the Mid Corn Belt region of the United States, today announced its results for the three months ended March 31, 2012.

Revenues for the three months ended March 31, 2012 were $38.5 million, as compared to $23.9 million for the comparable period in the prior year. Current period revenues benefitted from higher sales prices caused by a combination of low levels of grain and fertilizer inventories and expectations of higher corn acreage in 2012. Rentech Nitrogen’s strong ammonia deliveries were enabled by the early onset of favorable weather in the region.

During the three months ended March 31, 2012, Rentech Nitrogen generated operating income of $19.5 million as compared to $9.0 million during the comparable period in the prior year.

For the three months ended March 31, 2012, net income was $19.4 million or $0.51 per unit. This compares to net income of $3.5 million for the comparable period last year. EBITDA for the period was $21.9 million, as compared to $10.5 million in the corresponding period in 2011. Further explanation of EBITDA, a non-GAAP financial measure, and a reconciliation of Rentech Nitrogen’s EBITDA to net income have been included below in this press release.

Commenting on the results for the period, D. Hunt Ramsbottom, CEO of Rentech Nitrogen GP, LLC, stated, “Rentech Nitrogen’s first quarter results exceeded our expectations. An early spring application window, strong nitrogen demand, strong plant production and on-stream time, and low natural gas prices contributed to the exceptional results we reported today. During the quarter, we operated the plant at maximum capacity to take advantage of the strong market dynamics.” Mr. Ramsbottom continued, “We declared our first cash distribution of $1.06 per unit, which is better than anticipated. Based on current market conditions, we expect strong margins this year which should enable us to achieve total cash distributions for the year in the range of $2.86 per unit.”

Favorable weather conditions allowed farmers in Rentech Nitrogen’s core market area of the Mid Corn Belt to apply spring ammonia earlier than is typical. This shifted meaningful volumes of ammonia deliveries into the first quarter that had been anticipated to occur in the second quarter of 2012. Robust projected corn plantings and tight inventories supported strong product pricing.

In the first quarter of 2012, Rentech Nitrogen achieved average prices for ammonia and UAN that were higher by 11% and 59%, respectively, compared to the same period last year. The higher product prices were a result of strong product demand during the first quarter, coupled with the fact that the partnership had secured a robust book of forward sales for spring delivery when prices were at a peak in September and October, 2011.

Rentech Nitrogen continues to benefit from relatively low North American natural gas prices, which, when coupled with strong nitrogen product prices, resulted in gross profit margin of 59% for the period, up from 43% for the comparable period in the prior year.

Selling, general and administrative (SG&A) expenses were $2.6 million for the three months ended March 31, 2012, compared to $1.1 million for the prior-year period. The increase in SG&A expenses was due to costs associated with having become a publicly traded limited partnership.

On-stream factors during the period were 100.0% for both the ammonia and UAN plants. During the three months ended March 31, 2012, Rentech Nitrogen produced 78,000 tons of ammonia, of which 38,000 tons were available for sale as ammonia, 34,000 tons were upgraded into UAN, and 6,000 tons were upgraded into other nitrogen products. In the comparable period in the prior year, Rentech Nitrogen produced 75,000 tons of ammonia, of which 35,000 tons were available for sale as ammonia, 34,000 tons were upgraded into UAN, and 6,000 tons were upgraded into other nitrogen products. Production figures are rounded to the nearest thousand.

During the three months ended March 31, 2012, Rentech Nitrogen delivered 30,000 tons of ammonia, 34,000 tons of UAN, and 13,000 tons of other nitrogen products, as compared to 20,000 tons of ammonia, 30,000 tons of UAN, and 12,000 tons of other nitrogen products during the comparable period in the prior year. Delivered tons are rounded to the nearest thousand.

Partnership Outlook

For the 12 months ending December 31, 2012, Rentech Nitrogen expects EBITDA in the range of $120 million and cash available for distribution in the range of $2.86 per unit. The partnership provided the following additional key operating metrics and its progress against its guidance:

	Guidance for 2012	Locked-in or Delivered (as of 3/31/12)
Ammonia
Tons	144,000	55,000 or 38%
Average Price ($/ton)		$693

UAN
Tons	290,000	99,000 or 34%
Average Price ($/ton)		$361

Natural Gas in Cost of Sales (million MMBtus)	10.5	7.1 or 68%

Average Cost per MMBtu (includes transportation costs)		$3.78

Rentech Nitrogen increased guidance for the twelve months ending September 30, 2012, stating that it expects EBITDA to be approximately $110 million, and cash available for distribution to be approximately $2.67 per unit, including debt service. This compares to the previous guidance of EBITDA of $97 million and cash available for distribution of $2.34 per unit before debt service, or $2.28 per unit including debt service. The guidance for the 12 months ending September 30, 2012 reflects $7.6 million of costs and lost profits related to the scheduled downtime for the bi-annual turnaround that occurred during October, 2011.

Rentech Nitrogen has already purchased or contracted at fixed prices for 68% of the natural gas required to produce the product already delivered or forecasted to be delivered during the twelve months ending December 31, 2012. Included in these purchases are forward purchase contracts for approximately 3.1 million MMBtus in excess of the partnership’s needs to produce product sold to date under pre-paid sales contracts, at an average price of $2.75 per MMBtu, excluding transportation costs.

The calculation of forecasted cash available for distribution has been included below in this press release.

First Quarter Cash Distribution

On April 27, 2012, Rentech Nitrogen declared its first cash distribution of $1.06 per unit, payable on May 15, 2012 to unit holders of record as of May 8. The distribution benefited from strong deliveries of ammonia during the first quarter of 2012, and the inclusion of cash available for distribution from the period that began upon the close of the partnership’s initial public offering, November 9, 2011, and ended December 31, 2011. That period included fall product deliveries and excluded the negative impact of the plant turnaround, which took place in the first 15 1/2 days of October, 2011. The calculation of cash available for distribution for the period from November 9, 2011 through March 31, 2012, has been included below in this press release.

Conference Call with Management

The partnership will hold a conference call on Friday, May 11, 2012 at 10:00 a.m. PDT, during which time senior management will review the partnership’s financial results for this period and provide an update on the business. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-736-7549 or 212-231-2905. An audio webcast of the call will be available at www.rentechnitrogen.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 12:00 p.m. PDT on May 11 through 12:00 p.m. PDT on May 18. The replay teleconference will be available by dialing 800-633-8284 or 402-977-9140 and the reservation number 21586850.

Rentech Nitrogen Partners, L.P.

Consolidated Statements of Operations

(Stated in Thousands, Except per Unit Data)

	For the Three Months Ended
	March 31,
	2012	2011
	(unaudited)
Total Revenues	$38,473	$23,943
Cost of Sales	15,901	13,742

Gross Profit	22,572	10,201

Selling, general and administrative expense	2,590	1,126
Depreciation	553	109
Gain on disposal of property, plant and equipment	(28)	(46)

Total Operating Expenses	3,115	1,189

Operating Income	19,457	9,012

Interest income	16	17
Interest expense	(100)	(3,039)
Other income, net	—	13

Total Other Expenses, Net	(84)	(3,009)

Income Before Income Taxes	19,373	6,003
Income tax expense	—	2,470

Net Income	$19,373	$3,533

Basic and Diluted Net Income per Common Unit	$0.51
Basic and Diluted Weighted-Average Units Outstanding:	38,250

Rentech Nitrogen Partners, L.P.

Balance Sheet Data

(Stated in Thousands)

	As of March 31,	As of December 31,
	2012	2011
Cash and cash equivalents	$72,883	$44,836
Working Capital	43,285	31,645
Construction in Progress	23,096	7,062
Total Assets	182,648	130,443
Debt	8,490	—
Total Long-Term Liabilities	8,775	277
Total Partners’ Capital	119,010	99,191

Key Operating Statistics for Primary Products:

	For the Three Months
	Ended March 31,
	2012	2011
Delivered Tons (in thousands)
Ammonia	30	20
UAN	34	30

Average Price per Delivered Ton
Ammonia	$673	$609
UAN	$327	$206

Natural Gas
Natural Gas Used in Production (Million MMBtu)	2.8	2.8
Average Natural Gas Cost per MMBtu, including transportation cost	$4.21	$4.84

Natural Gas Cost in Cost of Sales (Million MMBtu)	1.8	1.4
Average Natural Gas Cost per MMBtu, including transportation cost	$4.46	$5.02

On-Stream Rates:
Ammonia	100.0%	100.0%
UAN	100.0%	100.0%

Disclosure Regarding Non-GAAP Financial Measures

EBITDA is defined as net income plus interest expense and other financing costs, income tax expense and depreciation and amortization, net of interest income. We calculate cash available for distribution as EBITDA plus non-cash compensation expense, and less maintenance capital expenditures, net cash interest expense and other financing costs paid and cash reserves for working capital. We present EBITDA because it is a material component in our calculation of cash available for distribution. EBITDA and cash available for distribution are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•

our operating performance and return on invested capital compared to those of other publicly traded limited partnerships and other public companies, without regard to financing methods and capital structure.

EBITDA and cash available for distribution should not be considered alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and cash available for distribution may have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. In addition, EBITDA and cash available for distribution presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

The table below reconciles EBITDA to net income for the three months ended March 31, 2012 and 2011 (stated in thousands).

	Three Months Ended March 31,
	2012	2011
Net income	$19,373	$3,533
Add:
Interest income	(16)	(17)
Interest expense	100	3,039
Income tax expense	—	2,470
Depreciation and amortization	2,465	1,474
Other	—	(13)

EBITDA	$21,922	$10,486

The table below reconciles EBITDA and cash available for distribution to net income for the period from November 9, 2011 through March 31, 2012 (stated in thousands).

	November 9, 2011 through March 31,	January 1, 2012 through March 31,	November 9, 2011 through December 31,
	2012	2012	2011
Net income	$30,704	$19,373	$11,331
Add:
Interest income	(23)	(16)	(7)
Interest expense	164	100	64
Depreciation and amortization	4,957	2,465	2,492
Loss on debt extinguishment	10,263	—	10,263
Other	(8)	—	(8)

EBITDA	$46,057	$21,922	$24,135
Plus: Non-cash compensation expense	509	446	63
Less: Maintenance capital expenditures	(2,253)	(1,987)	(266)
Plus: Portion of maintenance capital expenditures funded by IPO proceeds	1,765	—	1,765
Less: Net interest expense and other financing costs	(142)	(85)	(57)
Less: Cash reserves for working capital	(5,391)	—	(5,391)

Cash available for distribution	$40,545	$20,296	$20,249

Cash available for distribution, per unit	$1.06	$0.53	$0.53

Common units outstanding	38,250	38,250	38,250

The table below reconciles forecasted EBITDA and cash available for distribution to forecasted net income for the twelve months ending December 31, 2012 and September 30, 2012 (stated in thousands).

	For the Twelve Months Ending
	December 31, 2012	September 30, 2012
Net income	$105,100	$85,000
Add:
Net interest expense	2,000	3,100
Depreciation and amortization	12,800	11,700
Loss on debt extinguishment	—	10,300

EBITDA	$119,900	$110,100

Plus: Non-cash compensation Expense	$1,300	$1,100
Less: Maintenance capital expenditures	(9,900)	(9,900)
Plus: Portion of maintenance capital expenditures funded by IPO proceeds	—	1,765
Less: Net cash interest expense and other financing costs	(1,900)	(1,100)

Cash available for distributions	$109,400	$101,965

Cash available for distributions, per unit	$2.86	$2.67

Common units outstanding	38,250	38,250

About Rentech Nitrogen, L.P.

Rentech Nitrogen (www.rentechnitrogen.com) was formed by Rentech, Inc. to own, operate and expand its nitrogen fertilizer business. Rentech Nitrogen’s assets consist of a nitrogen fertilizer facility located in East Dubuque, Illinois, owned by Rentech Nitrogen, LLC, its operating subsidiary. The facility is located in the Mid Corn Belt in the northwestern corner of Illinois, adjacent to the Iowa and Wisconsin state lines, and produces primarily anhydrous ammonia and urea ammonium nitrate solution, using natural gas as its primary feedstock, for sale to customers in the Mid Corn Belt.

Forward Looking Statements

This press release contains forward-looking statements such as: our forecasted EBITDA and cash available for distribution and EBITDA for the twelve months ending September 30, 2012 and December 31, 2012 and the outlook for our nitrogen fertilizer businesses. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in Rentech Nitrogen’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech Nitrogen’s website at www.rentechnitrogen.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech Nitrogen does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Source: Rentech Nitrogen Partners, L.P.

Rentech Nitrogen Partners, L.P.

Julie Dawoodjee

Vice President of Investor Relations and Communications

310-571-9800

ir@rnp.net